Exhibit 99.2

News release for immediate release

Contact information:
Heather J. Wietzel
Vice President, Investor Relations
217-788-5144
investorrelations@horacemann.com

HORACE MANN ESTIMATES IMPACT OF
THIRD-QUARTER CATASTROPHE LOSSES
Third-quarter results to be released Oct. 30; management conference call Oct. 31

SPRINGFIELD, Ill., October 18, 2018 — Horace Mann Educators Corporation (NYSE:HMN) estimates weather-related catastrophe losses during the three months ended September 30, 2018, will total $31 to $34 million on a pre-tax basis. Significant events included Hurricane Florence in the Carolinas, a major hailstorm in Colorado, and the Carr Wildfire in California.

The catastrophe loss estimate would represent approximately 18 to 20 percentage points on the company's third quarter 2018 combined ratio, or approximately $0.59 to $0.64 per diluted share after tax.

"The number and severity of catastrophe weather events worldwide continues to increase, a trend that was particularly pronounced this quarter, with three times as many as a year ago," said Horace Mann President and CEO Marita Zuraitis. PCS declared 18 U.S. catastrophe events in the third quarter of 2018, compared to six in the third quarter of 2017.

"Our underlying Property and Casualty results remain in line with our guidance and we will update our full-year outlook on our third-quarter conference call," Zuraitis added.

Management Conference Call on October 31 at 9 a.m. ET

Horace Mann plans to release its third-quarter 2018 results on Tuesday, October 30, 2018, after the market closes. The quarterly news release and investor supplement will be available on the company’s website at investors.horacemann.com. Management will host a conference call to discuss the financial results on Wednesday, Oct. 31, 2018, at 9 a.m. ET.

A webcast of the call will be available live on the Events page of the company’s investor site. Please log on to the site 15 minutes in advance to register for access to the call and download any required audio software. On-demand replay will be available later that day.

What:	Third-Quarter 2018 Conference Call
When:	9 a.m. ET on October 31, 2018
Access Live:	Events page at investors.horacemann.com Toll-free: 877-269-7756 ID Number: 13684369 Other: 201-689-7817

About Horace Mann

Horace Mann Educators Corporation (NYSE: HMN) is the largest financial services company focused on providing America’s educators and school employees with insurance and retirement solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Illinois. For more information, visit horacemann.com.

Safe Harbor Statement & Non-GAAP Measures

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company's Quarterly Report on Form 10-Q for the period ended June 30, 2018, and the company's past and future filings and reports filed with the Securities and Exchange Commission (SEC) for information concerning important factors that could cause actual results to differ materially from those in forward-looking statements. Information contained in this press release includes measures which are based on methodologies other than accounting principles generally accepted in the United States (GAAP). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the Appendix to the Investor Supplement and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.

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